UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERBORIUM GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0353141
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3 Oak Street
Teaneck, New Jersey 07666
(Address of Principal Executive Offices) (Zip Code)

HERBORIUM GROUP, INC.
2007 STOCK PLAN
(Full Title of the Plan)

Dr. Agnes P. Olszewski
President and Chief Executive Officer
Herborium Group, Inc.
3 Oak Street
Teaneck, New Jersey 07666
(888) 836-2424
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to agent for service, should be sent to:

Gary A. Miller
Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, PA 19102
(215) 851-8400

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.001 par value	20,000,000	$1,350,000	$1,350,000	$145

(1) This registration statement covers shares of common stock of Herborium Group, Inc. which may be offered or sold pursuant to the 2007 Stock Plan. In addition, pursuant to Rule 416(a) and (b) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares that may become issuable under the registrant's 2007 Stock Plan pursuant to anti-dilution and adjustment provisions thereof as a result of stock splits, stock dividends or similar transactions.

(2) Offering prices per share of the 20,000,000 shares authorized and available for issuance under the 2007 Stock Plan are calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of our common stock as reported on the Over-the-Counter Bulletin Board on January 22, 2007 ($0.0675).

(3) The proposed maximum offering price is the sum of all the shares and prices set forth in note (2).

This Registration Statement on Form S-8 is filed to register 20,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Herborium Group, Inc. for issuance as restricted stock granted or upon the exercise of options granted under the Company's 2007 Stock Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents which include a statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission by Herborium Group, Inc. (the "Company") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on May 1, 2006, as amended by a Form 10-K/A filed with the Commission on July 25, 2006.

(2) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the Commission on May 15, 2006.

(3) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed with the Commission on July 31, 2006.

(4) The Company's Quarterly Report on 10-QSB for the period ended August 31, 2006, filed with the Commission on October 16, 2006.

(5) The Company's Current Reports on Form 8-K filed on February 3, 2006, March 6, 2006, March 7, 2006, July 24, 2006, August 16, 2006, and September 22, 2006.

(6) The description of the Company's Common Stock contained in our Form 10 filed on January 20, 1999, as amended by Form 10/As filed on March 3, 1999 and on August 16, 1999, and including any amendment or report subsequently filed for the purpose of updating the description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

The Company’s articles of incorporation eliminate the personal liability of directors and officers to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Under the Company’s articles of incorporation, the Company also will indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request or with the prior approval of the Company as a director or officer of another corporation, against any liability asserted against such person and incurred by such person in any capacity arising out of that person's status as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing, or otherwise, we have been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibits(1)
4.1
Second Amended and Restated Articles of Incorporation of Pacific Magtron International Corp. (incorporated herein by reference to Exhibit 3(i) to Herborium Group, Inc.’s Form 8-K filed on September 22, 2006)

5.1	Opinion of Eckert Seamans Cherin & Mellott, LLC (including consent)
23.1	Consent of Eckert Seamans Cherin & Mellott, LLC (included in Exhibit 5.1)
23.2	Consent of Berenson LLP
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	Herborium Group Inc. 2007 Stock Plan

Pursuant to Form S-8, Part II, Item 8(b), the Herborium Group, Inc. 2007 Stock Plan is not subject to the requirements of ERISA, and no action will be taken to qualify said plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Teaneck, New, on this 25th day of January 2007.

HERBORIUM GROUP, INC.

By:	/s/ Agnes P. Olszewski
Agnes P. Olszewski, President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Agnes P. Olszewski as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
	President, Chief Executive Officer, Treasurer, Acting Chief Financial Officer and Director	January 25, 2007
/s/ Agnes P. Olszewski
Agnes P. Olszewski

/s/ James P. Gilligan	Secretary and Director	January 25, 2007
James P. Gilligan

/s/ Wayne I. Danson	Director	January 25, 2007
Wayne I. Danson

/s/ Max G. Ansbacher	Director	January 25, 2007
Max G. Ansbacher

HERBORIUM GROUP, INC.

Exhibit No.	Description of Exhibits(1)
4.1
Second Amended and Restated Articles of Incorporation of Pacific Magtron International Corp. (incorporated herein by reference to Exhibit 3(i) to Herborium Group, Inc.’s Form 8-K filed on September 22, 2006)

5.1	Opinion of Eckert Seamans Cherin & Mellott, LLC (including consent)
23.1	Consent of Eckert Seamans Cherin & Mellott, LLC (included in Exhibit 5.1)
23.2	Consent of Berenson LLP
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	Herborium Group Inc. 2007 Stock Plan
(1)	In the case of incorporation by reference to documents filed by the Registrant under the Exchange Act, the Registrant’s file number under the Exchange Act is 000-025277

Pursuant to Form S-8, Part II, Item 8(b), the Herborium Group, Inc. 2007 Stock Plan is not subject to the requirements of ERISA, and no action will be taken to qualify said plan under Section 401 of the Internal Revenue Code of 1986, as amended.